                                                                    Exhibit 99.1

                            Western Resources, Inc.

                                                             Media contact:
                                                             Doug Lawrence
                                                             Phone: 785.575.8401
                                                             FAX: 785.575.6399
                                                             News@wr.com

--------------------------------------------------------------------------------

           WESTERN RESOURCES ANNOUNCES LAWSUIT AGAINST PUBLIC SERVICE
              COMPANY OF NEW MEXICO FOR BREACH OF MERGER AGREEMENT

     TOPEKA, Kan., Nov. 20, 2001 - Western Resources (NYSE:WR) today announced the filing of a lawsuit in New York against Public Service Company of New Mexico (NYSE: PNM) and its wholly owned subsidiaries HVOLT Enterprises, Inc., HVK, Inc., and HVNM, Inc. (collectively, "PNM") seeking hundreds-of-millions-of-dollars in damages for PNM's breach of the multi-billion dollar Agreement and Plan of Restructuring and Merger between the parties, and for PNM's breach of its duty of good faith and fair dealing.

     In its Complaint, Western Resources characterizes PNM's conduct as a classic case of "buyer's remorse," alleging that PNM had second thoughts about completing the transaction set forth in the parties' Agreement. Western Resources alleges that PNM first tried to retrade the deal and later sought to sabotage Western Resources's efforts to comply with contractual conditions, and is in breach of its obligations under the parties' Transaction Agreement.

     Western Resources has also moved to dismiss a declaratory judgment action filed by PNM in New York wherein PNM seeks to avoid its contractual obligations.

     On November 8, 2000, PNM agreed to purchase Western Resources's utility operations in a stock for stock transaction. The agreement called for PNM and Western Resources to contribute a specific number of shares to the deal, regardless of whether the value of such shares changed between the contract's signing and its execution. Well after the deal was announced, PNM's stock price rose significantly, increasing the value of PNM's share contribution to the deal by a considerable amount. Western Resources alleges that this purchase price increase was one of the reasons PNM has sought to escape from the contract.

     Western Resources has continued to pursue satisfaction of its contractual obligations, including the filing of appeals from non-final orders entered by the Kansas Corporation Commission ("KCC") which PNM has cited as an excuse for its non-performance and the filing of a debt reduction plan with the KCC. Western Resources Chairman, David Wittig, stated: "We are seeking substantial money damages from PNM and intend to prosecute this action vigorously. PNM's conduct, in seeking to back away from its deal and in interfering with its consummation, has caused substantial injury to Western Resources and its shareholders for which PNM should be held fully accountable."

     Western Resources (NYSE: WR) is a consumer services company with interests in monitored services and energy. The company has total assets of about $7.5 billion, including security company holdings through ownership of Protection One (NYSE: POI) and Protection One Europe, which have more than 1.4 million security customers. Its utilities, KPL and KGE, provide electric service to approximately 640,000 customers in Kansas. Through its ownership in ONEOK, Inc. (NYSE: OKE), a Tulsa-based natural gas company, Western Resources has a 44.7 percent interest in one of the largest natural gas distribution companies in the nation, serving more than 1.4 million customers.

     For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wr.com.

     Forward-looking statements: Certain matters discussed here and elsewhere in this news release are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe," "anticipate," "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning capital expenditures, earnings, liquidity and capital resources, litigation, rate and other regulatory matters, possible corporate restructurings, mergers, acquisitions, dispositions, including the proposed separation of Westar Industries, Inc., from our electric utility businesses and the consummation of the acquisition of our electric operations by Public Service Company of New Mexico, compliance with debt covenants, changes in accounting requirements and other accounting matters, interest and dividends, Protection One's financial condition and its impact on our consolidated results, environmental matters, changing weather, nuclear operations, ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses, events in foreign markets in which investments have been made, and the overall economy of our service area. What happens in each case could vary materially from what we expect because of such things as electric utility deregulation, ongoing municipal, state and federal activities, such as the Wichita municipalization efforts; future economic conditions; legislative and regulatory developments; competitive markets; and other circumstances affecting anticipated operations, sales and costs.